Exhibit (p)





                            INITIAL CAPITAL AGREEMENT





                                               October 28, 1996



The Principled Equity Market Fund
Langley Place
10 Langley Road
Newton Center, MA 02159

Dear Sirs:

         The Principled Equity Market Fund (the "Fund") proposes to issue and sell to the public its shares of beneficial interest without par value (the "Shares") pursuant to a registration statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission. In order to provide the Fund with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, and additional capitalization, we hereby confirm our purchase of 10,100 Shares at a price of $10.00 per Share.

         We represent and warrant to the Fund that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem the Shares.

         We agree that in the event the Shares are sold by us or our successors or any current holder prior to complete amortization


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of  organization  expenses by the Fund,  the proceeds  payable in respect of the
Shares shall be reduced by the pro-rata share (based on the proportionate share of the Shares sold to the total number of Shares outstanding at the time of sale) of the then unamortized deferred organization expenses as of he date of such redemption.

         Please confirm that the foregoing correctly sets forth our agreement with the Fund.

                                          Very truly yours,

                                          F. L. Putnam Investment
                                          Management Company



                                          By S/David W.C. Putnam
                                               David W.C. Putnam
                                               President


Confirmed, as of the date
first above mentioned.

THE PRINCIPLED EQUITY
  MARKET FUND



By:S/David W.C. Putnam
     David W. C. Putnam
     President